Exhibit 21

Subsidiaries of Registrant

Company	State of Jurisdiction of Organization	Percentage of Voting Securities Owned

Power Corporation of America	Florida	100%
Subsidiaries of Power Corporation of America
Southeast Power Corporation	Florida	100%
Bayswater Development Corporation	Florida	100%
Subsidiaries of Bayswater Development Corporation
Florida Coastal Homes, Inc.	Florida	100%
Pineapple House of Brevard, Inc.	Florida	100%

All of the above subsidiaries are included in the consolidated financial statements of the Company at December 31, 2013.